Exhibit 99.1

NEWS RELEASE

KENNETH W. KRUEGER Elected to
Albany International Corp. Board

Rochester, New Hampshire, December 15, 2016 – Albany International Corp. (NYSE:AIN) announced today that Kenneth W. Krueger has been elected to its Board of Directors.

Mr. Krueger, age 60, currently serves as the Chairman of the Board of Manitowoc Company, Inc. He has been a member of the Manitowoc Board of Directors since 2004. From October 2015 until March 2016, he also served as Manitowoc’s interim President and CEO. Mr. Krueger served as Chief Operating Officer of Bucyrus International, Inc., a global manufacturer of mining equipment, from 2006 to 2009, having previously served as Executive Vice President from 2005 to 2006. Mr. Krueger also served as Senior Vice President and Chief Financial Officer of A.O. Smith Corp., a global manufacturer of water heating and treatment systems, from 2000 to 2005, and as Vice President, Finance and Planning for the Hydraulics, Semiconductor and Specialty Controls business segment of Eaton Corporation in 1999 and 2000.

Mr. Krueger has served as a director of Douglas Dynamics, Inc. since 2012, and is currently chair of the audit committee. He also serves on the company’s compensation and nominating and governance committees.

Albany International Chairman Erland E. Kailbourne said, “Ken has extensive experience in senior operations positions at publicly traded companies, including those with significant global manufacturing operations. This, combined with his deep background in finance and

Albany International Corp.

216 Airport Dr.

Rochester, NH 03867 USA

www.albint.com

accounting, and his years of experience on public company boards, including in a number of critical leadership roles, bring additional depth and experience to the Board in these areas. I also expect that he will make a significant contribution to the Board’s oversight of the Company’s accounting and finance functions, as well as its internal controls over financial reporting. He is an ideal addition to our Board, and I take great pleasure in welcoming him as a new Director.”

About Albany International Corp.

Albany International Corp. is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world's leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

Investors	Media
John Cozzolino	Heather Kralik
518-445-2281	801-505-7001
john.cozzolino@albint.com	heather.kralik@albint.com